Part II
Item 6. (continued)


                                   EXHIBIT 11
                       CHASE PREFERRED CAPITAL CORPORATION
                   Computation of net income per common share
                   ------------------------------------------
                    (in thousands, except per share amounts)
                                   (Unaudited)

Net income for basic earnings per share are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

                                                       Three Months Ended             Six Months Ended
                                                           June 30,                       June 30,
                                                     ---------------------           ------------------
                                                     1998             1997           1998          1997

-------------------------------------------------------------------------------------------------------
Earnings:

Net Income                                        $    18,542    $    20,555   $    37,558       40,479
Less:  Preferred Stock Dividend Requirements           11,138         11,138        22,275       22,275
                                                  -----------    -----------   -----------    ---------

Net Income Applicable to Common Stock             $     7,404    $     9,417   $    15,283    $  18,204
                                                  -----------    -----------   -----------    ---------

Shares:

Weighted Average Number of Common Shares
 Outstanding                                          572,500        572,500       572,500      572,500

Net Income Per Common Share:                      $     12.93    $     16.45   $     26.69    $   31.80
                                                  ===========    ===========   ===========    =========


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